Sales Report:Supplement No. 84 dated Nov 29, 2010 to Prospectus dated Jul 26, 2010
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Sales Report supplements the prospectus dated Jul 26, 2010 and provides information about each series of Borrower Payment Dependent Notes (the "Notes") that we have recently sold. You should read this Sales Report supplement together with the prospectus dated Jul 26, 2010 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
We have sold the following series of Notes:
Borrower Payment Dependent Notes Series 483967
This series of Notes was issued and sold upon the funding of the borrower loan #45618, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$4,000.00	Prosper Rating:	B	Auction Duration:	7 days
Term:	36 months	Estimated loss:	4.95%	Auction start date:	Nov-12-2010
				Auction end date:	Nov-19-2010

Starting lender yield:	12.40%	Starting borrower rate/APR:	13.40% / 15.55%	Starting monthly payment:	$135.55
Final lender yield:	12.40%	Final borrower rate/APR:	13.40% / 15.55%	Final monthly payment:	$135.55

Auction yield range:	5.57% - 12.40%	Estimated loss impact:	5.16%
Lender servicing fee:	1.00%	Estimated return:	7.24%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Nov-1998	Debt/Income ratio:	17%
Credit score:	740-759 (Nov-2010)	Inquiries last 6m:	2	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	9 / 9	Length of status:	11y 0m
Amount delinquent:	$0	Total credit lines:	17	Occupation:	Administrative Assi...
Public records last 12m / 10y:	0/ 1	Revolving credit balance:	$1,474	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Bankcard utilization:	31%
		Homeownership:	No
Screen name:	priceless-trade6	Borrower's state:	Illinois	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 1	On-time:	1 ( 100% )	740-759 (Latest)
Principal borrowed:	$3,500.00	< 31 days late:	0 ( 0% )	740-759 (Jun-2010)
Principal balance:	$0.00	31+ days late:	0 ( 0% )
Total payments billed:	1
Description
Doc bills
Purpose of loan:
This loan will be used to pay a couple of doctor bills and fix up some things on mine a my husbands cars

My financial situation:
I am a good candidate for this loan because i messed up my credit when i was MUCH younger and it has taken me a very long time to fix my credit and?i refuse?damage it again. I have a daughtert that i need to be able to provide for. i have been employed at the same place for over 11 years. the information i am listing beloew does not include my husbands income.

Monthly net income: $ 2500

Monthly expenses: $
??Housing: $ 800????
??Insurance: $ 60????
??Car expenses: $ 300????
??Utilities: $ 100
??Phone, cable, internet: $ 80??
??Food, entertainment: $ 300
??Clothing, household expenses?$50
??Credit cards and other loans: $ 50
??Other expenses: $
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
Q: Hi, Why do you have public record? - p2ploan-sensation211
A: hello, as i mentioned in my discription i messed up my credit when i was younger. i filled for bankruptcy when i was 20. it was not for even for a lot of money just a very dumb move.. thank you for taking the time to ask the question.. (Nov-14-2010)
Q: If I am reading the information correctly, you paid off your last loan in one payment. Is this correct? And if so, why and how were you able to pay it off so quickly? Thanks for answering this publicly. - Islandgal
A: hello, When talking with a friend here at work she informed me that i could take out a loan against my 403B at a much better interest rate and it gets paid back to myself. i took out the loan for the exact amout of the prosper loan and can not take out anything else from them until this is . Now with the car troubles my husband is having and the doc bills for my daughter we could use the extra cash that i should have taken out from my 403B but chose not to so i wouldn't take out too much.. (Nov-15-2010)
2 question & answer
Information in Questions and Answers is not verified
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

GElender	$50.00	$50.00	11/12/2010 2:51:52 PM
riproaringrapids	$25.00	$25.00	11/12/2010 2:53:38 PM
williemc44	$50.00	$50.00	11/12/2010 2:50:38 PM
hitsman	$100.00	$100.00	11/12/2010 2:57:19 PM
investment-comet	$25.00	$25.00	11/12/2010 2:55:57 PM
finance-mushroom	$100.00	$100.00	11/12/2010 3:00:31 PM
melodious-fairness	$50.00	$50.00	11/12/2010 2:58:33 PM
bowdish1	$50.00	$50.00	11/12/2010 2:57:52 PM
mjunlimited	$50.00	$50.00	11/12/2010 2:59:32 PM
bold-durability-drum	$50.00	$50.00	11/12/2010 3:03:39 PM
vigorous-velocity	$100.00	$100.00	11/12/2010 3:06:34 PM
ray1051	$25.00	$25.00	11/12/2010 3:03:23 PM
organized-payment6	$25.00	$25.00	11/12/2010 3:04:41 PM
natural-affluence4	$25.00	$25.00	11/12/2010 3:03:56 PM
finance_mba	$25.00	$25.00	11/12/2010 3:08:20 PM
tech310	$50.00	$50.00	11/12/2010 3:05:57 PM
worldly-community3	$50.00	$50.00	11/12/2010 3:10:21 PM
neutrino6	$25.00	$25.00	11/12/2010 3:09:00 PM
BxRealtor	$25.00	$25.00	11/12/2010 3:14:25 PM
850	$50.00	$50.00	11/12/2010 9:20:23 PM
blue-useful-auction	$25.00	$25.00	11/13/2010 9:22:16 AM
colorfulgardener	$25.00	$25.00	11/13/2010 8:51:54 PM
shellback13	$150.00	$150.00	11/13/2010 3:20:23 PM
tolerant-dinero2	$25.00	$25.00	11/15/2010 9:09:17 AM
circustab	$50.00	$50.00	11/15/2010 12:31:32 PM
ladyopium	$50.00	$50.00	11/16/2010 7:28:06 AM
arenangelchild	$33.85	$33.85	11/18/2010 3:40:21 AM
Techne_Funds_LLC	$25.00	$25.00	11/18/2010 5:15:34 AM
engaging-worth	$25.00	$25.00	11/18/2010 9:15:09 AM
FinanceEngine	$30.00	$30.00	11/18/2010 9:23:57 AM
orbital-return316	$25.00	$25.00	11/18/2010 10:33:28 AM
economy-caper9	$25.00	$25.00	11/18/2010 11:39:34 AM
moneytolend72	$25.00	$25.00	11/18/2010 3:50:57 PM
bluehen00	$50.00	$50.00	11/18/2010 4:32:32 PM
speedy-dime7	$25.00	$25.00	11/18/2010 8:10:18 PM
mgking007	$100.00	$100.00	11/18/2010 10:50:01 PM
goodhearted-basis4	$25.00	$25.00	11/18/2010 11:18:07 PM
Drewkeeper	$25.00	$25.00	11/19/2010 2:52:53 AM
myduck	$40.00	$40.00	11/19/2010 8:47:33 AM
loyalist1	$50.00	$50.00	11/19/2010 12:03:28 PM
Barky52	$25.00	$25.00	11/19/2010 12:45:47 PM
hopeful-truth5	$75.00	$75.00	11/19/2010 1:07:57 PM
enthralling-deal180	$50.00	$50.00	11/12/2010 2:55:13 PM
simplelender80	$250.00	$250.00	11/12/2010 2:54:09 PM
objective-investor	$150.00	$150.00	11/12/2010 2:58:52 PM
dunox	$25.00	$25.00	11/12/2010 2:59:48 PM
yield-enlistment	$25.00	$25.00	11/12/2010 2:59:07 PM
icchok	$50.00	$50.00	11/12/2010 3:02:40 PM
ichibon	$150.00	$150.00	11/12/2010 3:03:01 PM
inspired-investment8	$50.00	$50.00	11/12/2010 3:03:14 PM
jdwillcox	$100.00	$100.00	11/12/2010 3:04:33 PM
skuba	$25.00	$25.00	11/12/2010 3:04:15 PM
investment-comet	$25.00	$25.00	11/12/2010 3:06:43 PM
nickel-ferret	$50.00	$50.00	11/12/2010 3:04:52 PM
indomitable-coin	$50.00	$50.00	11/12/2010 3:06:13 PM
Sam65	$25.00	$25.00	11/12/2010 3:06:57 PM
108lender	$200.00	$62.15	11/12/2010 3:14:02 PM
reflective-rupee	$44.00	$44.00	11/12/2010 3:58:08 PM
Agent-S	$25.00	$25.00	11/13/2010 12:37:21 PM
cwegert	$25.00	$25.00	11/14/2010 8:47:24 AM
EJO	$25.00	$25.00	11/15/2010 4:44:02 AM
lightninghcky7	$25.00	$25.00	11/15/2010 9:30:44 AM
jcquiroz	$50.00	$50.00	11/15/2010 3:12:16 PM
Montgomery-Burns	$25.00	$25.00	11/15/2010 3:05:16 PM
art75	$25.00	$25.00	11/16/2010 7:20:16 PM
ajayne1953	$86.00	$86.00	11/17/2010 5:51:38 PM
scordo326	$25.00	$25.00	11/18/2010 7:50:50 AM
squarebob	$25.00	$25.00	11/18/2010 8:39:48 AM
Kessler	$29.00	$29.00	11/18/2010 9:51:50 AM
the_prince	$100.00	$100.00	11/18/2010 9:59:45 AM
rmpedi33	$50.00	$50.00	11/18/2010 11:02:12 AM
topmonkey	$50.00	$50.00	11/18/2010 11:35:39 AM
JoeXB	$25.00	$25.00	11/18/2010 1:08:36 PM
availableloan	$25.00	$25.00	11/18/2010 1:33:35 PM
enthusiastic-balance5	$100.00	$100.00	11/18/2010 2:57:48 PM
heerzaquestion	$25.00	$25.00	11/18/2010 3:55:59 PM
gilbrear	$25.00	$25.00	11/18/2010 3:58:54 PM
Pomedorov	$50.00	$50.00	11/18/2010 4:57:50 PM
mspiggybank	$100.00	$100.00	11/18/2010 6:48:25 PM
Free-the-usa-1776	$25.00	$25.00	11/18/2010 9:46:50 PM
wwwUniversal	$25.00	$25.00	11/18/2010 10:28:47 PM
Johnab	$25.00	$25.00	11/19/2010 9:55:25 AM
82 bids
Borrower Payment Dependent Notes Series 484801
This series of Notes was issued and sold upon the funding of the borrower loan #45615, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$1,000.00	Prosper Rating:	E	Auction Duration:	7 days
Term:	36 months	Estimated loss:	14.20%	Auction start date:	Nov-17-2010
				Auction end date:	Nov-24-2010

Starting lender yield:	31.20%	Starting borrower rate/APR:	32.20% / 38.44%	Starting monthly payment:	$43.67
Final lender yield:	18.10%	Final borrower rate/APR:	19.10% / 24.85%	Final monthly payment:	$36.71

Auction yield range:	13.57% - 31.20%	Estimated loss impact:	15.00%
Lender servicing fee:	1.00%	Estimated return:	3.10%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	6	First credit line:	Aug-2005	Debt/Income ratio:	8%
Credit score:	660-679 (Nov-2010)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	1 / 1	Length of status:	1y 3m
Amount delinquent:	$0	Total credit lines:	3	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$1,730	Stated income:	$1-$24,999
Delinquencies in last 7y:	0	Bankcard utilization:	86%
		Homeownership:	No
Screen name:	d_help	Borrower's state:	Washington	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 1	On-time:	22 ( 100% )	660-679 (Latest)
Principal borrowed:	$1,000.00	< 31 days late:	0 ( 0% )	620-639 (May-2008)
Principal balance:	$0.02	31+ days late:	0 ( 0% )
Total payments billed:	22
Description
student in financial need
Purpose of loan:
This loan will be used to?
help with financial bills. I am going to school full time and working part time and took out a loan for school, but it will not be available until next quarter so I was awarded none for fall quarter which has put me in a financial bind because none was awarded to me for the currnet fall quarter. I have used this site before and in hopes that this site will be able to help me out again. ?
My financial situation:
I am a good candidate for this loan because?
I have loaned through prosper before and paid in full on a timely basis.
Monthly net income: $

Monthly expenses: $
??Housing: $
??Insurance: $
??Car expenses: $
??Utilities: $
??Phone, cable, internet: $
??Food, entertainment: $
??Clothing, household expenses $
??Credit cards and other loans: $
??Other expenses: $
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
Q: What is your income form your part time job? Also, what are your monthly expenses. - smarva
A: electric is 38.43, phone 41.28 and 80.43, rent is 811.25. water , garbage and sewer is included. Car insurance is 91.01 and rental 13.66. My car in paid in full I make 11.00 an hour and work 20-25 a week. I received 313.00 a month from child support and will be using financial aid and student loan to cover the rest of my bills starting in january. (Nov-18-2010)
1 question & answer
Information in Questions and Answers is not verified
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

interstellar	$40.36	$40.36	11/18/2010 5:28:11 AM
calimanusa	$25.00	$25.00	11/23/2010 1:10:08 AM
dunrizzo	$25.00	$25.00	11/23/2010 6:10:41 PM
LKCGICG	$25.00	$25.00	11/23/2010 10:51:56 PM
wild-orange	$25.00	$25.00	11/24/2010 2:18:05 AM
kendigme	$25.00	$25.00	11/24/2010 2:17:22 AM
honey-money	$25.00	$25.00	11/24/2010 10:53:45 AM
scooter65	$50.00	$50.00	11/24/2010 12:46:23 PM
courteous-note1	$100.00	$100.00	11/18/2010 8:19:54 AM
investment-artist	$25.00	$25.00	11/18/2010 9:36:08 AM
loanman2007	$50.00	$50.00	11/18/2010 12:52:37 PM
SIU_Saluki_Lending	$25.00	$25.00	11/18/2010 11:18:43 PM
marwadi-62	$300.00	$300.00	11/21/2010 5:36:04 PM
boo_hoo	$50.00	$50.00	11/23/2010 4:19:15 PM
BlessedEveryDay	$25.00	$25.00	11/24/2010 5:59:38 AM
Leshan	$135.50	$135.50	11/24/2010 8:52:46 AM
ultimate-peace	$200.00	$49.14	11/24/2010 2:19:47 PM
17 bids
Borrower Payment Dependent Notes Series 484548
This series of Notes was issued and sold upon the funding of the borrower loan #45604, which corresponds to this series of Notes. The following information pertains to the borrower loan.
Amount:	$4,500.00	Prosper Rating:	B	Auction Duration:	7 days
Term:	36 months	Estimated loss:	4.95%	Auction start date:	Nov-16-2010
				Auction end date:	Nov-23-2010

Starting lender yield:	12.40%	Starting borrower rate/APR:	13.40% / 15.55%	Starting monthly payment:	$152.49
Final lender yield:	12.00%	Final borrower rate/APR:	13.00% / 15.14%	Final monthly payment:	$151.62

Auction yield range:	5.57% - 12.40%	Estimated loss impact:	5.15%
Lender servicing fee:	1.00%	Estimated return:	6.85%
The Estimated Return is presented to help you evaluate this listing and set an appropriate minimum yield and bid amount. Estimated Return is the average annual expected return on funds invested in this loan and is calculated by subtracting the estimated impact of credit losses on the loan from the minimum yield. The estimated impact of credit losses is derived from the following components: The estimated average annualized loss rate based on the historical performance of Prosper loans for borrowers with similar characteristics, originated between Apr-01-2007 and Mar-31-2008, measured as of Mar-31-2009, and an adjustment for accrued interest not collected and late fees on defaulted loans.The Estimated Return presented does not assume any early repayment by the borrower. The calculation of Estimated Return requires significant assumptions about the repayment of the loan and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Aug-1997	Debt/Income ratio:	26%
Credit score:	780-799 (Nov-2010)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	10 / 9	Length of status:	5y 3m
Amount delinquent:	$0	Total credit lines:	23	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$4,023	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Bankcard utilization:	36%
		Homeownership:	Yes
Screen name:	yield-friend	Borrower's state:	Wisconsin	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	1 / 1	On-time:	6 ( 100% )	780-799 (Latest)
Principal borrowed:	$5,750.00	< 31 days late:	0 ( 0% )	760-779 (Apr-2010)
Principal balance:	$4,898.72	31+ days late:	0 ( 0% )
Total payments billed:	6
Description
2nd Prosper Loan - LAST CREDIT CARD
You have no idea how happy I am to say that this request? ?To pay off THE LAST of my remaining credit cards.??

This is my second Prosper Loan. I have had the first for more than six months and I have it on auto-pay so I NEVER miss a payment! My goal to get them both paid off ahead of time so I can start helping others on prosper. I have NO late payments I really think my score should have been an A, but with less credit cards my Prosper score moved down one.????

The interest rates on credit cards are just crazy! My husband and I are good candidates for this loan because I am a Technical/Website Trainer for a large company. We are in the middle of a launch a brand new product (website application) that is being taught to all of our clients and employees. (Over 500 people)My husband works in medical supplies and delivery.

List of balances Our gross income $4580.00. One Credit cards: $4000 total - Last One!!. Student Loan $1600 Cell Phone/Internet $150/month Pets $60/month Food/Other $400 Mortgage $900 Insurance $200/month ? usually pay this ahead so it is done mid-year) Taxes $250 month.THANK YOU for taking the time to review our listing and for working with us.
Information in the Description is not verified.
Friends And Family Winning Bids
This member has no winning bids from friends and family.
Questions & Answers
Q: If your monthly gross income is $4580, why is your yearly income less than $50000? - mirageseeker
A: The gross in my listing is for both my husband and myself. (Nov-18-2010)
1 question & answer
Information in Questions and Answers is not verified
Winning Bids
Bidder	Amount Bid	Amount Winning	Bid Date (PT)

myworld701	$25.00	$25.00	11/16/2010 3:43:17 PM
reflective-rupee	$200.00	$139.32	11/16/2010 9:00:18 PM
eamonn1	$25.00	$25.00	11/17/2010 2:02:01 PM
benjamins-gatherer	$54.78	$54.78	11/18/2010 7:19:59 AM
Firescreek	$25.00	$25.00	11/18/2010 7:25:06 AM
hoffspot	$25.00	$25.00	11/18/2010 9:32:10 AM
basis-sycamore	$25.00	$25.00	11/18/2010 10:20:19 AM
integrity-palm9	$101.66	$101.66	11/18/2010 1:03:02 PM
bentheretoo	$200.00	$200.00	11/18/2010 1:08:02 PM
enthusiastic-balance5	$100.00	$100.00	11/18/2010 2:58:44 PM
jchurchi	$25.00	$25.00	11/18/2010 2:46:52 PM
vineet	$27.23	$27.23	11/18/2010 4:37:56 PM
mauge35	$50.00	$50.00	11/18/2010 3:21:39 PM
sweet-peace6	$25.00	$25.00	11/18/2010 5:38:49 PM
squarebob	$25.00	$25.00	11/18/2010 6:56:04 PM
runbix7	$25.00	$25.00	11/19/2010 3:09:18 AM
Sassiegirl27	$240.00	$240.00	11/19/2010 4:00:00 PM
best-listing-toro	$25.00	$25.00	11/20/2010 6:06:43 AM
justice-ally8	$30.00	$30.00	11/20/2010 8:05:54 AM
Occhy	$25.00	$25.00	11/20/2010 9:35:07 PM
Veiglcc	$25.00	$25.00	11/21/2010 7:34:05 AM
big-lendin	$125.00	$125.00	11/21/2010 8:46:35 AM
TechieLender	$50.00	$50.00	11/21/2010 6:14:16 AM
JCM_MN	$40.00	$40.00	11/22/2010 4:36:12 AM
transparency-angel	$100.00	$100.00	11/22/2010 8:47:04 AM
TigerForce	$25.00	$25.00	11/22/2010 1:14:47 PM
BxRealtor	$25.00	$25.00	11/22/2010 5:37:51 PM
doopers	$25.00	$25.00	11/22/2010 7:09:30 PM
BuzzyBee336	$30.00	$30.00	11/22/2010 9:01:19 PM
exact-peso2	$25.00	$25.00	11/23/2010 8:07:22 AM
friendinmoney	$25.00	$25.00	11/23/2010 9:16:30 AM
2Below	$25.00	$25.00	11/23/2010 6:52:14 AM
jasunshine	$25.00	$25.00	11/23/2010 9:05:04 AM
indomitable-coin	$50.00	$50.00	11/23/2010 11:45:56 AM
Digs	$25.00	$25.00	11/23/2010 9:45:52 AM
jybank	$25.00	$25.00	11/23/2010 10:55:39 AM
dreamhope	$25.00	$25.00	11/23/2010 12:49:36 PM
all_of_that_one	$33.00	$33.00	11/23/2010 11:38:55 AM
triumph329	$25.00	$25.00	11/23/2010 11:15:53 AM
montegomm	$50.00	$50.00	11/23/2010 11:20:03 AM
moneytolend72	$25.00	$25.00	11/23/2010 12:43:02 PM
nimble-nickel	$50.00	$50.00	11/23/2010 1:16:55 PM
mayaronak	$25.00	$25.00	11/23/2010 2:00:09 PM
kapplcd	$25.00	$25.00	11/23/2010 1:15:44 PM
note-virtuoso8	$50.00	$50.00	11/23/2010 3:27:06 PM
ateso	$65.00	$65.00	11/23/2010 3:26:27 PM
n2fitns	$50.00	$50.00	11/23/2010 3:15:33 PM
Prairie-MN	$30.00	$30.00	11/23/2010 3:29:55 PM
trade-surge3	$25.00	$25.00	11/18/2010 6:29:06 AM
penny-plato	$25.00	$25.00	11/18/2010 8:21:24 AM
zotzot	$25.00	$25.00	11/18/2010 9:39:46 AM
greentomato	$50.00	$50.00	11/18/2010 9:37:42 AM
grampy48	$30.00	$30.00	11/18/2010 1:23:42 PM
StrongMonty	$33.61	$33.61	11/18/2010 1:46:40 PM
FinanceEngine	$35.00	$35.00	11/18/2010 2:25:18 PM
honey-money	$25.00	$25.00	11/18/2010 5:10:06 PM
eBankInvest	$40.00	$40.00	11/18/2010 5:39:16 PM
payment-halo	$25.00	$25.00	11/18/2010 8:51:55 PM
crw1950	$50.00	$50.00	11/18/2010 9:02:58 PM
swingkid	$100.00	$100.00	11/18/2010 8:51:20 PM
Brown98	$50.00	$50.00	11/18/2010 9:44:47 PM
ksubd	$50.00	$50.00	11/18/2010 10:28:50 PM
kanedukke	$26.03	$26.03	11/19/2010 4:19:17 AM
outofoffice	$75.00	$75.00	11/19/2010 6:53:07 AM
lava414	$25.00	$25.00	11/19/2010 7:51:53 PM
hidavehi	$44.00	$44.00	11/19/2010 6:58:27 PM
mex_invests	$25.00	$25.00	11/19/2010 10:26:48 PM
rmpedi33	$25.00	$25.00	11/20/2010 7:46:01 AM
DonTraveler99	$25.00	$25.00	11/20/2010 5:26:43 AM
jguerrajr	$92.79	$92.79	11/20/2010 6:27:37 AM
myidear	$25.00	$25.00	11/20/2010 12:18:41 PM
Sol_Invictus	$25.00	$25.00	11/20/2010 11:45:18 AM
HappyToLoan	$30.00	$30.00	11/20/2010 1:16:51 PM
jdnyguy	$50.00	$50.00	11/20/2010 11:12:21 AM
samurai2	$30.00	$30.00	11/20/2010 7:02:06 PM
icanhelpyouout	$25.00	$25.00	11/21/2010 2:08:47 AM
trade-goblin9	$25.00	$25.00	11/20/2010 5:31:34 PM
priceless-cash5	$25.00	$25.00	11/21/2010 5:50:44 AM
a2190b	$25.00	$25.00	11/21/2010 8:53:56 AM
12Knocksinna	$25.00	$25.00	11/22/2010 5:43:14 AM
4mydaughterseducation	$25.00	$25.00	11/21/2010 12:32:37 PM
Earn_money	$25.00	$25.00	11/22/2010 4:39:47 PM
Allichar	$25.00	$25.00	11/22/2010 7:08:58 PM
decisive-dough	$25.00	$25.00	11/22/2010 9:43:52 PM
BlessedEveryDay	$25.00	$25.00	11/23/2010 6:41:39 AM
thankful-nickel2	$25.00	$25.00	11/22/2010 7:41:59 PM
blooming-kindness	$25.00	$25.00	11/23/2010 7:13:45 AM
epall	$25.00	$25.00	11/22/2010 8:25:42 PM
favorite-commerce	$50.00	$50.00	11/23/2010 8:09:54 AM
SOP_Bank	$25.00	$25.00	11/23/2010 8:38:36 AM
rockingnrolling	$50.00	$50.00	11/23/2010 8:45:07 AM
gizmo65	$25.00	$25.00	11/23/2010 5:14:41 AM
Finance_Pro	$71.58	$71.58	11/23/2010 5:56:14 AM
Kesselschlacht	$50.00	$50.00	11/23/2010 8:00:44 AM
singletrck	$25.00	$25.00	11/23/2010 8:15:24 AM
Only_Money	$25.00	$25.00	11/23/2010 11:46:19 AM
kccameo	$25.00	$25.00	11/23/2010 9:25:23 AM
Astyanax	$75.00	$75.00	11/23/2010 11:16:19 AM
penny-finder	$25.00	$25.00	11/23/2010 1:07:41 PM
Johnab	$25.00	$25.00	11/23/2010 1:26:38 PM
lt_dt	$25.00	$25.00	11/23/2010 11:51:54 AM
phaded	$25.00	$25.00	11/23/2010 1:30:38 PM
lucrative-coin	$50.00	$50.00	11/23/2010 11:50:17 AM
dime-explosion	$100.00	$100.00	11/23/2010 12:39:09 PM
social-zebra	$26.00	$26.00	11/23/2010 1:16:24 PM
yu-rik	$75.00	$75.00	11/23/2010 3:36:42 PM
friendinmoney	$25.00	$25.00	11/23/2010 3:19:08 PM
107 bids